Exhibit 10.3

SERVICES AGREEMENT

This agreement is entered into as of September 24, 2013, between STW Resources Holding Corp, a Nevada corporation (herein referred to as “STW” or the “Company”), its subsidiaries and/or affiliates and Joshua Brooks, an individual residing in ____________________________________________ (herein referred to as “Brooks”).

Whereas STW is seeking assistance in enabling its subsidiaries – STW Oilfield Construction, LLC - to secure equipment through rental or purchase agreement, including, if necessary, providing personal guarantees to lenders and/or suppliers (the “Services”).

Whereas Brooks has agreed to provide such Services.

TERMS

Brooks shall provide STW the Services, specifically (i) a personal guarantee for $20,000 necessary for certain heavy equipment rental (please describe the equipment)_____________ ________(and name the lender)________________________); and (ii) $25,800 for certain light equipment (please describe the equipment)_______________________________ (and name the lender)________________________)and recognizes that the contemplated personal guarantees are for a period of up to six months (the “Guarantee”).

The term of this agreement shall be for 6 months (the “Term”). As compensation for its services, Brooks shall receive three hundred and eighty two thousand (382,000) shares of common stock of the Company equivalent to the face amount of the at-risk capital, stipulated to be 20%, ($45,800 at $0.12 per common share) upon execution of this Agreement.

STW may terminate this agreement at any time with written notice. All compensation due to Brooks pursuant to this Agreement shall be due and payable upon the termination.

In the case of STW defaulting on the guaranteed heavy equipment rental, Brooks’ “at risk” obligation is capped at 20%; therefore, any amounts due on a defaulted lease (after liquidation proceeds are applied by the lessor) in excess of 20% of the risk shall be STW’s obligation.

In the instance of Brooks’ employment being terminated by the Company, STW shall use its best commercial efforts to make financial arrangements for it or a third party to assume Brooks’ guarantee obligations on the Guarantee.

This agreement may only be modified in writing and has to be signed by all parties to this agreement and shall be binding upon and inure to the benefit of the parties hereto and their permitted successors.

This agreement shall be joint and several. This agreement is governed and construed under the laws of the State of Texas. If in the event of litigation relating to this agreement, the prevailing party shall pay all reasonable attorney fees and court cost applicable by law.

If any part of this agreement is considered invalid, the remaining covenants shall be in full force and effect.

This agreement sets forth the entire understanding between the parties with respect to the subject matter hereof; there are no oral agreements, promises or other understandings exist with respect to this agreement, except those specifically set forth herein.

Approved and agreed to as of September 24, 2013:

By_____________________________                               Date_________________
     Stanley T. Weiner
     President & Chief Executive Officer
     STW Resources, Inc.
     619 West Texas Avenue
     Midland, TX 79701

By_______________________________                                Date__________________

Joshua Brooks